                                                                Exhibit 10(bb)



                        FUND AMERICAN ENTERPRISES, INC.
                          The 1820 House, Main Street
                          Norwich, Vermont 05055-0850


                               December 15, 1995


Mr. Michael C.  Allemang
Senior Vice President and Chief Financial Officer
Source One Mortgage Services Corporation
27555 Farmington Road
Farmington Hills,  Michigan   48334

                            STOCK PURCHASE AGREEMENT

Dear Mike:

     This Stock Purchase Agreement sets forth the agreement of Fund American Enterprises, Inc. (the "Purchaser") to purchase shares of Common Stock ("Stock") of Source One Mortgage Services Corporation ("SOMSC") on the terms and conditions stated herein.

     1. Stock Purchase. The Purchaser will, at any time or from time to time, purchase Stock aggregating up to $100,000,000 within 5 business days after receipt of written notice from SOMSC during the term hereof, in the amount (in whole shares) so specified by SOMSC, at a purchase price per share of Stock equal to the Per Share Price. The purchase price of Stock is payable by (at the Purchaser's option) (i) cash or (ii) the transfer to SOMSC of certain specified Assets (defined below) having a fair market value equal to the aggregate purchase price or (iii) any combination of (i) and (ii). At each closing, SOMSC will deliver certificates for the Stock purchased at such closing registered in the name of the Purchaser or its nominee. At any closing involving the transfer by the Purchaser to SOMSC of securities in payment of all or any portion of the purchase price of Stock, certificates evidencing such securities shall be delivered to SOMSC duly endorsed or accompanied by duly completed stock/bond powers, or by any other method of transferring ownership that is mutually agreeable to the parties.

     2. "Specified Assets" means, initially, the investment securities listed on the New York Stock Exchange, described in Schedule A (the "Initial Securities"). Thereafter,

(i) the Specified Assets shall also include any proceeds received under paragraph 10 from the sale of the Initial Securities or any other Specified Assets and any Substitution Securities received under paragraph 11 for the Initial Securities or any other Specified Assets, and any distributions or dividends payable in respect of Specified Assets and any security resulting from a conversion, modification, reclassification or other similar transaction with respect to any Specified Assets, and

(ii) the Specified Assets shall not include any securities or cash which are transferred to SOMSC pursuant hereto, or disposed of in compliance with this paragraph 2, or any Stock or distribution of any kind with respect thereto, or any securities which have been surrendered by the Purchaser in any conversion, modification, reclassification or other similar transaction as stated in (i) above or any securities which are sold pursuant to paragraph 10 or deliverable in exchange for Substitution Securities received under paragraph 11.

The Purchaser agrees that it will not transfer or subject to a lien any of Purchaser's assets or properties which constitute Specified Assets so long as this Agreement remains in effect, except that (i) the Purchaser may transfer Specified Assets to SOMSC at a closing held hereunder and (ii) the Purchaser may dispose, as the Purchaser sees fit in its sole discretion, of Specified Assets so long as the value of remaining cash and cash equivalents, together with the fair market value of the remaining Specified Assets, is at least $100 million.

Nothing in this Agreement shall restrict the Purchaser in any way from disposing, as the Purchaser sees fit in its sole discretion, of some or all of assets or properties of the Purchaser which do not constitute Specified Assets. Also, it is understood and agreed that the Purchaser remains the owner of the Specified Assets for all purposes, retaining all voting and other rights, unless and until some or all thereof are transferred to SOMSC at a closing held pursuant to this Agreement.

     3. The fair market value of securities for all purposes of this Agreement shall be determined by the Purchaser applying the valuation principles stated in Schedule B, using market information for the last market day prior to the valuation day. In the case of the Initial Securities, their agreed fair market values as of December 11, 1995 is as set forth in Schedule A. In the case of any Substitution Securities, their initial fair market values will be the amount at which they are credited for substitution purpose pursuant to Paragraph 11. In each case, the Purchaser from time to time may, and prior to any transfer to SOMSC hereunder or any substitution therefor pursuant to paragraph 11, will adjust the initial (or previously adjusted) fair market value as may be necessary to reflect any events, developments or circumstances occurring after the date hereof or of their transfer to the Purchaser which in the Purchaser's reasonable judgment materially change their fair market value, determined in accordance with the valuation principles stated in Schedule B. Purchaser agrees that it will promptly take all appropriate action to maintain, at all times during the effective period of this Agreement, the value of cash and cash equivalents, together with the fair market value of Specified Assets, determined in accordance with the valuation principles stated in Schedule B, in an amount not less than $100,000,000.

     4. "Per Share Price" means the price of Stock, as determined as of the most recent available quarterly balance sheet date, pursuant to the terms of the valuation formula set forth on Schedule C.

     5. Term. The term of this Agreement shall continue from the date hereof until the earlier of (i) the Specified Assets are exhausted by transfer(s) to SOMSC pursuant hereto and (ii) the Purchaser and SOMSC mutually agree in writing to end the term of this Agreement (which mutual agreement will be effective on and as of the date specified therein).

     6. Mutual Representations and Warranties. Each party hereby represents and warrants to the other that on and as of the date hereof;

     (a) Each is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation and any other jurisdiction in which it has its principal office. Each has been duly authorized by all necessary corporate action (including without limitation any necessary vote of security holders) to enter into and carry out this Agreement.

     (b) No consent, permit, notice, registration, waiver or other action by any third party or any governmental agency is required to be obtained, made or given by it in connection with entering into or carrying out this Agreement. Neither the entering into nor carrying out of this Agreement will cause any breach or violation of, or any lien against its properties or assets under, or any acceleration of any of its obligations pursuant to, any agreement, commitment, law, statute, regulation or order to which it or any of its properties are subject.

     (c) It has not engaged any broker, finder or similar person in connection with the transactions contemplated hereby.

     (d) It is an "accredited investor" as that term is defined in SEC Regulation D, and is acquiring any securities to be transferred or issued to it pursuant hereto for its own account.

     (e) It is familiar with the affairs of the other party and (in the case of SOMSC) is familiar with the affairs of the issuers of the Initial Securities. Except for the express representations and warranties made herein, it is relying totally on its own evaluation of the risks and benefits associated with this Agreement and the securities which may be transferred or issued to it hereunder.

     7.  Additional Representations, Warranties and Agreements of the Parties.

         (a)  The Purchaser represents and warrants to SOMSC THAT:

         (i) It owns 100% of the Initial Securities, free and clear of all liens,

             (ii) It has conducted no business since its incorporation activities and holding investments.

            (iii) It is not an "investment advisor" required to be registered under the Investment Advisors Act of 1940, as amended (the "Advisors Act").

The Purchaser agrees that if it should ever be required to be registered under the Advisors Act, it will so register on a timely basis and will comply with the requirements of the Advisors Act.

         (b) SOMSC represents and warrants to the Purchaser that it is not an "investment company" required to be registered under the Investment Company Act of 1940, as amended (the "Company Act"), and agrees that if it should ever be required to be registered under the Company Act, it will so register on a timely basis and will comply with the requirements of the Company Act.

     8. Resales. Each party agrees that it will not resell any securities transferred or issued to it hereunder except in a transaction registered under the securities Act of 1933, as amended, or any successor statute or in a transaction exempt from such registration, established to the reasonable satisfaction of the transferor or issuer, as the case may be.

     9. Covenants of the Purchaser. Purchaser agrees that during the term of this Agreement it will not:

     (a) Engage in any material business other than owning the Specified Assets and other investment securities.

     (b) Voluntarily incur any indebtedness or obligations which would or might constitute a claim enforceable against the Specified Assets (other than under this Agreement and under a credit facility extended by The Chase Manhattan Bank, N.A. and other financial institutions to the Purchaser and other borrowers in principal amount not to exceed $75,000,000).

     (c) Subject any Specified Assets to any lien or permit any Specified Assets to become subject to any lien,

     10. Sale. Notwithstanding anything in this Agreement, the Purchaser may, at any time and from time to time, at its election sell some or all of the Specified Assets to third parties not affiliated with the

Purchaser in arms'-length transactions for cash and/or securities which thereupon become part of the Specified Assets.


     11. Substitution. Notwithstanding anything in this Agreement, the Purchaser may, at any time and from time to time, at its election, exchange cash and/or securities in the Specified Assets for cash and/or securities ("Substitution Securities") held by the Purchaser or any of its affiliates thereof with an aggregate fair market value not less than the aggregate fair market value of the cash and/or securities to be exchanged, all determined as of the date of substitution, provided that the Purchaser, promptly after such substitution, delivers to SOMSC its calculation of the fair market values of all assets included in the exchange, which calculation confirms its compliance with this paragraph 11.

     12. Separate Portfolio Accounting and Management. If any investment securities are transferred to SOMSC pursuant to this Agreement, SOMSC, as sole and absolute owner of such securities, will retain Fund American Enterprises, Inc. as portfolio manager with respect to such investment securities pursuant to a mutually acceptable Investment Services Agreement.

     13.  Miscellaneous.

     (a) This Agreement is governed by the internal law of New York State. Exclusive jurisdiction and venue for its enforcement shall lie in the state and federal courts of the State of New York.

     (b) Each party will pay and bear its own expenses in connection with this Agreement and the enforcement hereof, except that in any proceeding primarily between the parties for the enforcement hereof, the prevailing party may recover its reasonable attorney's fees. Each party will pay and bear the cost of any stock transfer tax applicable to the transfer or issuance of securities by it.

     (c) This Agreement is the entire agreement of the parties as to its subject matter, and supersedes any other agreements between the parties relating to the subject matter hereof. Nothing in this Agreement may be waived or amended except by a writing signed by the parties hereto. Nothing in this Agreement is intended to create any third-party beneficiary rights.

     If the foregoing correctly states our agreement, please so indicate by signing an enclosed copy of this letter to me.


                               Very truly yours,


                               -----------------------------------
                               for Fund American Enterprises, Inc.

Agreed:



--------------------------------------------
for Source One Mortgage Services Corporation

Schedules
A.   Initial Securities
B.   Valuation Principles
C.   Valuation Formula

                                                                      SCHEDULE A



                        FUND AMERICAN ENTERPRISES, INC.
                             SCHEDULE OF SECURITIES
                                  VALUED AS OF
                               DECEMBER 15, 1995




                                                     MARKET VALUE
SECURITY                                     SHARES     PER SHARE         TOTAL
Zurich Reinsurance Centre Holdings, Inc.  1,900,000        $29.00   $55,100,000
San Juan Basin Royalty Trust              8,000,000          6.00    48,000,000
                                                                   ------------
                                                                   $103,100,000
                                                                   ============


                                                                      SCHEDULE B



                              VALUATION PRINCIPLES



The following valuation principles shall be applied when determining the value of the Specified Assets for purposes of this Stock Purchase Agreement.

For any security which is publicly held or so listed or publicly traded, such security shall be valued at its daily Closing Price. "Closing Price" on any day of any security means (1) if such security is listed on the New York Stock Exchange, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, or, (2) if such security is not listed or admitted to trading on the New York Stock Exchange as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or,
(3) if such security is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ. The source of the information used to compute the Closing Price of any such security shall be The Wall Street Journal.

For any security which is not publicly held or is not listed or publicly traded, such security shall be valued at the transferee's carrying value of the security, calculated in accordance with generally accepted accounting principles, as of the date of transfer.

                                                                      SCHEDULE C



                               VALUATION FORMULA

                    SOURCE ONE MORTGAGE SERVICES CORPORATION
                             VALUATION METHODOLOGY



- The valuation per share equals the company valuation divided by a number equal to the positive difference between the number of all shares of capital stock issued and outstanding and the number of shares issued as part of any "Capital Infusion" (as hereinafter defined) by Fund American Enterprises, Inc. ("FAE"), Fund American Enterprises Holdings, Inc. ("FAEH"), and/or any "Person" (as hereinafter defined). The share valuation should be rounded to the nearest 1/100 of a cent.

- The initial (6/30/86) total company valuation is the acquisition price; $258,148,000. This also equals the 6/30/86 GAAP book net worth under purchase accounting (except that it does not include capitalized acquisition costs). Since the initial number of shares outstanding is 2,600,000, the initial valuation per share is $99.2877.

- Company valuations will be performed on a formula basis not less than quarterly for purposes of the plan and will be equal to:

     -     current GAAP book net worth minus the GAAP effect of any Capital
           Infusion,

     - minus current GAAP book value of in place mortgage servicing portfolio,

     - plus current "formula value" of in place mortgage servicing portfolio (purchased and originated),

     -     minus the current GAAP book value of capitalized acquisition costs,

     - minus current GAAP book value of the initial purchase accounting write up related to good will, buildings, FNMA stock, in process mortgage originations ("pipeline"), systems development and the branch network,

     - plus the 6/30/86 excess purchase price that would have resulted had the in place servicing portfolio been valued and capitalized at its formula value on that date, and excluding capitalized acquisition costs ($907,509). (This amount is a constant for all periods and equals $109,765,000).

- The "formula value" of the mortgage servicing portfolio is a percentage (rounded to the nearest 1/1000 of a percent) multiplied by the total outstanding principal balance of the portfolio. This servicing value excludes the "pipeline" of mortgages in process but not yet closed.

- This portfolio valuation percentage is determined initially as of 6/30/86 and first updated as of 12/31/86. Thereafter, the percentage will be updated quarterly. The percentage will remain constant between the quarterly updates, unless the Board of Directors (the "Board") of Source One Mortgage Services Corporation (the "Company") and FAEH Chairman decide more frequent changes are needed.

- This percentage will be developed from the Company's "bid model," using data for the actual in place servicing portfolio as of 6/30/86, 12/31/86, 3/31/87, etc. The model (which includes certain supplemental calculations such as insurance, income and tax benefits) produces after-tax cash flows which are discounted at an after-tax rate. The discounted cash flows equal the estimated value of the servicing portfolio. This value divided by the total in place principal balance equals the portfolio valuation percentage.

- The model's after-tax cash flows are composed of servicing income, minus servicing expense, minus/plus taxes (all on a cash basis). Some of the highlights of the model are as follows:

     - Cash servicing income includes servicing fees, interest savings (due to escrow balances and cash flow "float"), plus ancillary income such as insurance commissions, late charges, assumption fees and prepayment penalties,

     - Cash servicing expense includes 100% of all variable servicing costs and 85% of all fixed servicing costs. This does not include any Company interest expense, principal payments on debt or amortization of capitalized purchased servicing costs. The expenses are based on actual costs for the latest 12-month period, plus a reasonable inflation assumption for future years.

     - Taxes are calculated at the expected effective rate for each year (federal, state and local on a stand-alone basis) times: (cash servicing income, less cash servicing expense, less non-cash purchased servicing amortization). This amortization is based on the actual tax basis of the purchased servicing rights (not on the total servicing valuation) and on the actual tax basis amortization schedule.

- The discount rate used in the portfolio valuation is based on the average daily yield of 10-year U.S. Treasury Bonds (as determined from the Federal Reserve Board "Statistical Release"), rounded to the nearest 1/100 of a percent, plus a 700 basis point risk premium. The average yield is for the period beginning 10 business days before the "as of" date for the bid model and ending 10 working days after. For example, the initial period would be the 21 business days from 6/16 to 7/15/86 with an average Treasury rate of 7.42%. The after-tax discount rate = (average pre-tax Treasury rate + 700 basis points) X (1 - posted effective tax rate).

- The prepayment rate will be a weighted average of the rates experienced over the 48 months immediately preceding the valuation date. The weighting distribution will be as follows: 50% for the most recent 12 months, 30% for the prior 12 months and 10% for each of the remaining 2 prior 12-month periods. Annual changes in the rate will be limited to a cap and floor of plus or minus 20%. (Cumulative quarterly changes during a calendar year will be limited to 5%, 10% and 15%, respectively, of the prior year-end rate.) The first prepayment rate will be calculated as of December 31, 1985. Therefore, the prepayment rate on the initial valuation date (June 30, 1986) will be capped at a 10% increase from the weighted average rate on December 31, 1985. A separate rate (rounded to the nearest 1/100 of a percent) will be determined for residential and commercial loans.


- The interest saving on escrow balances for P & I float is based on the average A1/P1 commercial paper rate for the latest 36 months, plus dealer cost, plus backup line cost, minus balance borrowing cost. (The following pages provide additional details on various assumptions.)

- All assumptions used in the bid model will be agreed to by the Company and FAEH management. Further, the Company Board and the FAEH Chairman will agree on the treatment of any Capital Infusion with the intent that the effect of any Capital Infusion on the operation of this formula shall be neutralized to the fullest extent possible.


- As used herein: The term "Capital Infusion", means any infusion of new capital in the Company, after October 1, 1991, by FAE, FAEH and/or any Person for which FAE, FAEH and/or such Person receives capital stock of the Company. (The term "Capital Infusion" includes, but is not limited to, the $300,000,000 capital infusion in November, 1991, (which capital infusion consisted of a portfolio of common equity securities and other investments then valued at approximately $300,000,000) by FAE for which FAE was issued 1,660,118 shares of Class A Common Stock (including certain treasury shares of Class A Common Stock) of the Company.) The term "Person" means any person or entity other than (i) those persons listed on Annex I attached hereto and (ii) any employee stock ownership plan or similar plan of the Company.

                                              SERVICING PORTFOLIO VALUATION



INPUT REQUIREMENT                             BASIS OF DETERMINATION

Initial Servicing                             Actual costs over the 12-month
costs per loan                                period immediately preceding the
                                              valuation date.  Servicing costs
                                              will include full variable costs
                                              and an 85% fixed cost allocation.

Servicing costs                               Estimate based on anticipated
growth rate                                   inflation and assuming no
                                              escalation of fixed costs due to
                                              increased cost fixed cost
                                              allocation.

Insurance income/                             Estimate of future income based
Miscellaneous fee income                      on experience over the prior 3
                                              years.

Prepayment Rate                               The prepayment rate will be a
                                              weighted average of the rates
                                              experienced over the 48 months
                                              immediately preceding the
                                              valuation date.  The weighting
                                              distribution will be as follows:
                                              50% for the most recent 12 months,
                                              30% for the prior 12 months and
                                              10% for each of the remaining 2
                                              prior 12-month periods. Annual
                                              changes in the rate will be
                                              limited to a cap and floor of plus
                                              or minus 20%.  (Cumulative
                                              quarterly changes during a
                                              calendar year will be limited to
                                              5%, 10% and 15%, respectively, of
                                              the prior year-end rate.)  The
                                              first prepayment rate will be
                                              calculated as of December 31,
                                              1985.  Therefore, the prepayment
                                              rate on the initial valuation date
                                              (June 30, 1986) will be capped at
                                              a 10% increase from the weighted
                                              average rate on December 31,
                                              1985.  A separate rate (rounded
                                              to the nearest 1/100 of a
                                              percent) will be determined for
                                              residential and commercial loans.

Foreclosures                                  The number of loans is based on
                                              current FHA experience.  To be
                                              reviewed and updated at
                                              quarterly valuation dates.

Foreclosure loss per loan                     Estimate of Company foreclosure
                                              losses on GNMA pools based on
                                              loan loss experience.  To be
                                              reviewed and updated at quarterly
                                              valuation dates.

Escrow balance per loan                       Based on the average escrow
                                              balance available over the
                                              previous 12 months.

INPUT REQUIREMENT                             BASIS OF DETERMINATION

Interest earned on                            Average A1-P1 commercial paper
escrow/P&I balances                           rate over the 36 months
                                              immediately preceding the
                                              valuation date, plus the cost of
                                              a back-up line of credit, plus
                                              dealer costs, less the cost of
                                              escrow available lines.  Rates
                                              utilized in determining the
                                              average will be AA rates as
                                              published by the Federal Reserve.

Escrow interest cost                          Estimate based on 13 states
                                              which require interest payments
                                              on escrow funds held.  To be
                                              reviewed and updated at quarterly
                                              valuation dates.

Escrow growth rate                            Estimate, to be held constant for
                                              future evaluation periods.

Principal and interest float                  Estimate float available on
                                              FHA/VA and conventional loans.  No
                                              float assumed available on GNMA
                                              loans (float benefits are offset
                                              by interest advanced on
                                              delinquent loans) or commercial
                                              loans.  To be reviewed and updated
                                              at quarterly valuation dates.

Reserve requirement                           Estimate based on current
                                              experience and objectives.  To
                                              be reviewed and updated at
                                              quarterly valuation dates.

Tax rate                                      Federal taxes applied as
                                              projected under current law.
                                              State taxes assumed at 2%.

Discount rate                                 The discount rate will be applied
                                              to cash flows after adjustment for
                                              the effective tax rate in the
                                              period.  The discount rate used in
                                              the portfolio valuation is based
                                              on the average daily yield of
                                              10-year U.S. Treasury Bonds
                                              (as determined from the Federal
                                              Reserve Board "Statistical
                                              Release"), rounded to the nearest
                                              1/100 of a percent, plus a 700
                                              basis point risk premium.  The
                                              average yield is for the period
                                              beginning 10 working days before
                                              the "as of" valuation date and
                                              ending 10 working days after.